                                                FILED PURSUANT TO RULE 424(B)(3)
                                               REGISTRATION STATEMENT 333-121263

                PRICING SUPPLEMENT NO. 1683 DATED 9 FEBRUARY 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $20,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
   CURRENTLY TOTALING A$864,455,000.00 (A$864,455,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

In the case of non US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the accompanying prospectus dated December 17, 2004 (together, the "Non US Prospectus") (the "Terms and Conditions"). In the case of US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated August 3, 2006 and the accompanying prospectus dated July 31, 2006 (together, the "US Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Non US Prospectus or US Prospectus (as applicable). Copies of the prospectus supplement and the Non US Prospectus or US Prospectus (as applicable) are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1.  (i)   Issuer:                          Queensland Treasury Corporation

    (ii)  Guarantor:                       The Treasurer on behalf of the Government of Queensland

2.        Benchmark line:                  2017

                                           (to be consolidated and form a single series with QTC 6%
                                           Global A$ Bonds due 14 September, 2017, ISIN
                                           US748305BG31)

3.        Specific Currency or             AUD ("A$")
          Currencies:

4.  (i)   Issue price:                     103.074%

    (ii)  Dealers' fees and commissions    No fee or commission is payable in respect of the issue
          paid by Issuer:                  of the bond(s) described in these final terms (which will
                                           constitute a "pricing supplement" for purposes of any
                                           offers or sales in the United States or to U.S. persons).
                                           Instead, QTC pays fees and commissions in accordance with
                                           the procedure described in the QTC Offshore and Onshore
                                           Fixed Interest Distribution Group Operational Guidelines.

5.        Specified Denominations:         A$1,000

6.  (i)   Issue Date:                      14 February 2007

    (ii)  Record Date (date on and from    6 March/6 September. Security will be ex-interest on and
          which security is                from 7 March/7 September
          Ex-interest):

    (iii) Interest Payment Dates:          14 March/14 September

7.        Maturity Date:                   14 September 2017

8.        Interest Basis:                  6 per cent Fixed Rate

9.        Redemption/Payment Basis:        Redemption at par

10.       Change of Interest Basis or      Not Applicable
          Redemption/Payment Basis:

11. (i)   Status of the Bonds:             Senior and rank pari passu with other senior, unsecured
                                           debt obligations of QTC

    (ii)  Status of the Guarantee:         Senior and ranks pari passu with all its other unsecured
                                           obligations

12.       Method of distribution:          Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note Provisions
          Applicable

    (i)   Rate(s) of Interest:             6 percent per annum payable semi-annually in arrears

    (ii)  Interest Payment Date(s):        14 March and 14 September in each year up to and
                                           including the Maturity Date

    (iii) Fixed Coupon Amount(s):          A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):           Not Applicable

    (v)   Other terms relating to the      None
          method of calculating interest
          for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:         A$1,000 per bond of A$1,000 Specified Denomination (N.B.
                                           If the Final Redemption Amount is different from 100% of
                                           the nominal value the Notes will be derivative securities
                                           for the purposes of the Prospectus Directive and the
                                           requirements of Annex XII to the Prospectus Directive
                                           Regulation will apply and the Issuer will prepare and
                                           publish a supplement to the prospectus supplement)

15.       Early Redemption Amount(s)       Not Applicable
          payable on redemption for
          taxation reasons or on event
          of default and/or the method
          of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:                   Permanent Global Note not exchangeable for Definitive
                                           Bonds

17.       Additional Financial Centre(s)   Not Applicable
          or other special provisions
          relating to Payment Dates:

18.       Talons for future Coupons or     No
          Receipts to be attached to
          Definitive Bonds (and dates on
          which such Talons mature):

19.       Other terms or special           Not Applicable
          conditions:
                                  DISTRIBUTION

20. (i)   If syndicated, names and         Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:        9 February 2007 (the "Trade Date")

    (iii) Stabilizing Manager(s)           Not Applicable
          (if any):

21.       If non-syndicated, name and      Australia and New Zealand Banking Group Limited
          address of relevant Dealer:      530 Collins Street
                                           MELBOURNE VIC 3000

22.       Whether TEFRA D or TEFRA C       TEFRA Not Applicable
          rules applicable or TEFRA
          rules not applicable:

23.       Additional selling               Not Applicable
          restrictions:

LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.   LISTING AND ADMISSION TO TRADING

(i)   Listing:                             Bourse de Luxembourg.

(ii)  Admission to trading:                Application has been made for the bonds to be admitted to
                                           trading on the regulated market of the Bourse de
                                           Luxembourg with effect from the Issue Date.

2.   RATINGS

      Ratings:                             The bonds to be issued have been rated:

                                           S&P:       AAA
                                           Moody's:   Aaa

                                           An obligation rated 'AAA' by S&P has the highest credit
                                           rating assigned by Standard & Poor's. The obligor's
                                           capacity to meet its financial commitment on the
                                           obligation is extremely strong.

                                           Obligations rated Aaa by Moody's are judged to be of the
                                           highest quality with minimal credit risk.

                                           A credit rating is not a recommendation to buy, sell or
                                           hold securities and may be revised or withdrawn by the
                                           rating agency at any time. Each rating should be
                                           evaluated independently of any other rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:               See "Use of Proceeds" section in the prospectus supplement.

(ii)  Estimated net proceeds:              Not Applicable.

(iii) Estimated total expenses:            Not Applicable.

5.   YIELD

      Indication of yield:                 5.93%

                                           Calculated as 7 basis points less than the yield on the
                                           equivalent A$ Domestic Bond issued by the Issuer under
                                           its Domestic A$ Bond Facility on the Trade Date.

                                           The yield is calculated on the Trade Date on the basis of
                                           the Issue Price. It is not an indication of future yield.

6.   OPERATIONAL INFORMATION

(i)   ISIN Code:                           US748305BG31

(ii)  Common Code:                         027594204

(iii) CUSIP Code:                          748305BG3

(iv)  Any clearing system(s) other than    Not Applicable
      Depositary Trust Company,
      Euroclear Bank S.A./N.V. and
      Clearstream Banking, societe
      anonyme and the relevant
      identification number(s):

(v)   Delivery:                            Delivery free of payment

(vi)  Names and addresses of additional    Not Applicable
      Paying Agent(s) (if any):